UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 24, 2009
M.D.C. Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8951	84-0622967

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
4350 South Monaco Street, Suite 500, Denver, Colorado 80237

(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (303) 773-1100

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On March 24, 2009, the Compensation Committee of M.D.C. Holdings, Inc. (the “Company”) established for fiscal year 2009 the Performance Objectives for the Performance Goal under the Company’s Amended Executive Officer Performance-Based Compensation Plan (the “Plan”), which was approved at the April 29, 2008 Annual Meeting of Shareowners. The Compensation Committee selected performance targets for each of the following criteria as Performance Objectives under the Plan: EBITDA, as defined in the Company’s Second Amended and Restated Credit Agreement dated as of March 22, 2006, as amended; revenues or sales; improvements in capital structure; profitability of an identifiable business unit or product; and cash flow. The achievement of any one or more of the Performance Objectives constitutes achievement of the Performance Goal for fiscal year 2009.
Under the Plan, the Performance Goal is to be established within the first 90 days of the fiscal year and while the outcome for each Performance Objective is substantially uncertain. The Performance Goal is an alternative goal, which, if achieved, provides for a fixed compensation award. Two executive officers, Larry A. Mizel, Chairman and Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, are eligible for the awards under the Plan. Payments under the Plan are intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and, accordingly, to be deductible by the Company for federal income tax purposes if other requirements for deductibility are met.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M.D.C. HOLDINGS, INC.
Dated: March 26, 2009	By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel

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